Exhibit (h)(2)(A)

Amendment No. 1 to Transfer Agency and Services Agreement

This Amendment No. 1 (this "Amendment"), dated August 29, 2012 to the Transfer Agency and Services Agreement (the "Agreement"), dated June 28, 2011, between Drexel Hamilton Mutual Funds (the "Trust") and ALPS Fund Services, Inc. ("ALPS").

WHEREAS, the Fund and ALPS wish to amend the Agreement whereby the List of Portfolios (Appendix A) is modified to account for a new series of the Trust.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

•	Appendix A to the Agreement is deleted in its entirety and replaced with the Appendix A attached hereto.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  All capitalized terms herein shall have the same meaning as ascribed to them in the Agreement.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the day and year first above written.

DREXEL HAMILTON MUTUAL FUNDS	ALPS FUND SERVICES, INC.

By:	By:
Andrew Bang	Jeremy O. May
President	President

LIST OF PORTFOLIOS

August 29, 2012

Drexel Hamilton Centre American Equity Fund
Drexel Hamilton Centre Global Equity Fund
Drexel Hamilton 8IP Asia Pacific Equity Fund
Drexel Hamilton Four European Equity Fund
Drexel Hamilton Multi-Asset Real Return Fund